UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2010

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2010, Illumina, Inc. (the "Company") entered into a lease agreement (the "Lease") with an affiliate of Alexandria Real Estate Equities, Inc. (the "Landlord"). Under the terms of the Lease, the Company’s headquarters will move from its present location in San Diego, California to a larger facility located at 5200 Research Place, San Diego, California, initially consisting of two existing office buildings and a central plant building ("Buildings 1 and 2") containing an aggregate of approximately 346,600 rentable square feet. The Company has also agreed to lease a third office building to be built at this facility ("Building 3") containing approximately 123,400 rentable square feet. In addition, the Company has the right to further expand the premises and lease one or more of three additional office buildings that may be built at this facility (the "Expansion Buildings"). The Landlord has granted the Company a right of first refusal with respect to certain proposed sales by the Landlord of this facility, or any portion thereof, to any third party.

The Lease is for a period of 20 years (the "Initial Term") with a target commencement date of November 1, 2011. The Company has four five-year options to extend the Lease and a one-time option to terminate the Lease after 15 years in exchange for an early termination fee. The aggregate rent during the Initial Term of the Lease is expected to be approximately $335.1 million (net of tenant improvement allowances), including Buildings 1, 2, and 3 but not including any Expansion Buildings. In addition to rent, the Lease requires the Company to pay certain taxes, insurance, and operating costs relating to the leased buildings.

The foregoing description of the Lease is qualified in its entirety by reference to the full text thereof, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ending January 2, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

January 6, 2011	By:	Christian O. Henry

Name: Christian O. Henry
Title: Senior Vice President, Chief Financial Officer & General Manager, Life Sciences